Exhibit 99.1

Monday, September 21, 2009, 4 p.m. Eastern Daylight Time
Press Release

SOURCE: Nyer Medical Group, Inc.

Nyer Medical Group, Inc., NASDAQ NOTIFICATION LETTER

Holliston, Massachusetts, September 21, 2009, /PRNewswire-First-Call/--Nyer Medical Group, Inc., (NasdaqCM:NYER)announced today that it received a letter from the Nasdaq Stock Market notifying it of its failure to maintain a minimum closing bid price of $1.00 per share for its shares of common stock for the prior 30 consecutive business days as required by Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). The letter provides that the Company has until March 15, 2010, to regain compliance with the Bid Price Rule by maintaining a closing bid price of $1.00 per share for a minimum of ten consecutive business days.  If the Company does not regain compliance with the Bid Price Rule by March 15, 2010, the Nasdaq Stock Market will determine whether the Company meets the Nasdaq Capital Market initial listing criteria except for the Bid Price Rule. If it meets the initial listing criteria, the Nasdaq Stock Market will notify the Company that it has been granted an additional 180 calendar day compliance period.  If the Company is not eligible for an additional compliance period, the Nasdaq Stock Market will provide the Company with written notification that its shares of common stock will be delisted. At that time, the Company may appeal the determination to delist its shares of common stock to a Nasdaq Hearings Panel.

At this time, this notification has no effect on the listing of the Company’s common stock on The Nasdaq Capital Market.

About Nyer Medical Group

Nyer Medical Group, Inc., is a holding company that through its pharmacy subsidiary operates pharmacies and provides pharmacy management services to various not-for-profit entities in the greater Boston area.

For further information contact Mark Dumouchel (508) 429-8506, extension 16.

Safe Harbor for Forward-Looking Statements

Certain statements contained in this press release are forward looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  These statements are generally identified by the inclusion of phrases such as "we expect", "we anticipate", "we believe", "we estimate" and other phrases of similar meaning.   For example, the statements regarding “possible delisting and estimate” all involve forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements.  Such factors include, but are not limited to:  Volatility in the stock market and the limited volume of trading in our stock may or may not cause our stock price to exceed the amount required by the Bid Price Rule, and we must continue to comply with other listing standards that are dependent on other factors besides stock price, some of which are not within our control.  Additional factors are described under "Part I.  Item 1. A. - Risk Factors" in our most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.  Except as required by law, Nyer Medical Group undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.